Exhibit 107

Calculation of Filing Fee Table

Schedule TO
(Form Type)

Li Auto Inc.
(Name of Issuer)

Table 1 — Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	$862,500,000.00	(1)	0.00014760	(2)	$127,305.00	(2)
Fees Previously Paid	—				—
Total Transaction Valuation	$862,500,000.00
Total Fees Due for Filing					$127,305.00	(2)
Total Fees Previously Paid					—
Total Fee Offsets					—
Net Fee Due					$127,305.00	(2)

(1)	Calculated solely for purposes of determining the filing fee. The purchase price of the 0.25% Convertible Senior Notes due 2028 is US$1,000 per US$1,000 principal amount outstanding. As of March 26, 2024, there was US$862,500,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$862,500,000.00 (excluding accrued but unpaid special interest, if any).

(2)	The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $147.60 per $1,000,000 of the transaction valuation.